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                                                                    EXHIBIT 99.2

PRESS RELEASE

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SMITH INTERNATIONAL, INC.
P.O. BOX 60068
HOUSTON, TX 77205-0068
WEBSITE ADDRESS:  smith.com

FOR RELEASE

WEDNESDAY, JULY 28, 1999

CONTACT:     NEAL SUTTON
             SMITH INTERNATIONAL, INC.
             SR. VICE PRESIDENT AND
               GENERAL COUNSEL
             (281) 443-3370

            SMITH APPALLED AND OFFENDED BY DEPARTMENT OF JUSTICE
                              PETITION TO COURT

         HOUSTON, Texas (July 28, 1999)... Smith International, Inc. (NYSE,
PSX: SII) today announced today that it is appalled and offended by the Department of Justice's petition to the U.S. District Court in Washington, D.C. to find Smith in criminal and civil contempt for violating a 1994 Consent Decree and Final Judgment of the Court.

         "The Department of Justice's Petition in highly misleading," stated Doug Rock, Chairman and CEO of Smith International. "We worked closely with the Department of Justice for more than 10 long months on this issue. We ultimately restructured the transaction after Schlumberger had to close its U.S. drilling fluids operations. As a result, the joint venture has no effect whatsoever on U.S. competition and is clearly not covered by the 1994 Consent Decree. For the Department of Justice to invoke the contempt process in these circumstances is simply irresponsible."

         Most disturbing, the government's Petition completely fails to acknowledge that the parties' restructured transaction specifically excludes the purchase or combination of any of Schlumberger's U.S. drilling fluids assets by Smith. The government's Petition does not even disclose the existence of the current Joint Venture Agreement between
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Smith and Schlumberger and refers only to a prior agreement that the government knows has been modified. Nor does the Petition disclose that the parties and the government were in continuous negotiations regarding the transaction for more than 10 months. "Our antitrust counsel, Collier, Shannon, Rill & Scott, has advised us that they are confident, once the court has fully heard this matter, it will find that there has been no contempt of court," stated Doug Rock. "We look forward to our day in court."

    Smith International, Inc. is a leading worldwide supplier of premium products and services to the oil and gas exploration and production industry through its five principal business units - M-I Fluids, M-I SWACO, Smith Bits, Smith Drilling & Completions and Wilson.